UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) — August 12, 2003

PHOTOGEN TECHNOLOGIES, INC.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation or organization)	File Number)	Identification No.)

140 Union Square Drive
New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

(215) 862-6860
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 5.        Other Events and Reported Disclosure.

                On August 12, 2003, Photogen Technologies, Inc. (the “Company”) borrowed an aggregate principal amount of $350,000 from two of its investors, as evidenced by secured promissory notes which bear interest at the rate of 7.25% per annum, compounded monthly.  The notes are payable upon demand and are secured by a second priority lien in favor of the noteholders on the Company’s Imagent®-related assets and a first priority lien in favor of the noteholders on all of the Company’s other assets.

                The Company entered into an Agreement on August 14, 2003 with Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, "Xmark").  That Agreement provides that, until 12:00 noon Eastern time on August 20, 2003, under specified circumstances Xmark will refrain from foreclosing its liens on collateral that secures the Company's obligations to Xmark and from otherwise exercising rights and remedies as a secured creditor against the Company, and the Company will refrain from filing court actions (such as a petition for relief under the Bankruptcy Code) directed to prevent Xmark from exercising its rights or remedies as a secured creditor.  The other terms of the Agreement, including circumstances under which the standstill may end before August 20, 2003, are set forth in the Agreement which is attached to this Form 8-K as Exhibit 10.1.  In addition, the parties are currently in discussions concerning a proposed agreement to cure the Company's payment default to Xmark.

                The Company has been advised that Jonathan Fleming has agreed to be appointed to the Company's Board of Directors.  Mr. Fleming is the general partner of OBP Management IV L.P. which is the general partner of Oxford Bioscience Partners IV L.P. and MRNA Fund II L.P.

Item 6.  Resignations of Registrant’s Directors.

On August 12, 2003, Lester H. McKeever, Jr. resigned from the Company’s Board of Directors and as a member of the Audit and Compensation Committees.  On August 13, 2003 Eugene Golub and Robert J. Weinstein, M.D. each resigned from the Company’s Board of Directors and as members of the Audit Committee and Executive and Compensation Committees, respectively.  None of the resigning directors has a disagreement with the Company on any matter relating to its operations, policies or practices.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is filed with this report:

	10.1	Agreement dated as of August 14, 2003 by and among Photogen Technologies, Inc., Xmark Fund, L.P. and Xmark Fund, Ltd.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

                PHOTOGEN TECHNOLOGIES, INC.

By:	/s/ Taffy J. Williams
Taffy J. Williams, Ph.D.
President and Chief Executive Officer

Dated: August 13, 2003